Exhibit 21.1
List of Subsidiaries

Company Name	Where Incorporated
Domestic
Integrated Microwave Corporation	California
Knowles Capital Holdings, Inc.	Delaware
Knowles Cazenovia Inc.	Delaware
Knowles Electronics Holdings, Inc.	Delaware
Knowles Electronics, LLC	Delaware
Knowles Intermediate Holding, Inc.	Delaware
Novacap, LLC	Delaware
Sensor Platforms, Inc.	Delaware

Foreign
Audience Communications Systems India Private Limited	India
Audience International, Inc.	Cayman Islands
Audience Singapore Pte. Ltd.	Singapore
Johanson Dominicana S.A.S.	Dominican Republic
KEP (Philippines) Reality Corporation ("LandCo")	Philippines
Knowles (UK) Limited	United Kingdom
Knowles Electronics GmbH	Switzerland
Knowles Electronics (Malaysia) Sdn. Bhd.	Malaysia
Knowles Electronics (Philippines) Corporation	Philippines
Knowles Electronics (Shanghai) Co., Ltd.	China
Knowles Electronics (Shanghai) Co., Ltd. Beijing Branch	China
Knowles Electronics (Shanghai) Co., Ltd. Shenzhen Branch	China
Knowles Electronics (Suzhou) Co., Ltd.	China
Knowles Electronics Denmark ApS	Denmark
Knowles Electronics Japan, K.K.	Japan
Knowles Electronics Singapore Pte Ltd	Singapore
Knowles Electronics Taiwan, Ltd.	Taiwan
Knowles Europe	United Kingdom
Knowles GmbH	Switzerland
Knowles IPC (M) Sdn. Bhd.	Malaysia
Knowles Korea Yuhan Hoesa	South Korea
Knowles Luxembourg International Sarl	Luxembourg
Knowles Luxembourg S.a.r.l.	Luxembourg
Revod (Philippines) Holdings Corporation	Philippines